UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FARMER BROS. CO.
(Exact name of registrant as specified in its charter)

Delaware	95-0725980
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20333 South Normandie Avenue, Torrance, California 90502
(Address of principal executive offices, Zip Code)

310-787-5200
Registrant's telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each Class is to be registered
Common Stock, $1.00 par value	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.    ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.    ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Amendment No. 2 to Form 8-A is being filed by Farmer Bros. Co., a Delaware corporation (the “Company”), to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on Form 8-A filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 16, 2005, as amended by Amendment No. 1 on Form 8-A/A filed with the Commission on March 18, 2005.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On March 28, 2015, the “Final Expiration Date” occurred under the Rights Agreement, dated as of March 17, 2005, between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agreement”). As a result, the Rights Agreement and the Rights that were issuable thereunder expired by their own terms and each share of Common Stock, $1.00 par value, of the Company is no longer accompanied by a right to purchase, under certain circumstances, one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company. Stockholders of the Company were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights. In connection with the expiration of the Rights Agreement, on September 11, 2015, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware eliminating the Series A Junior Participating Preferred Stock and returning the shares to authorized but undesignated shares of the Company’s preferred stock.

Item 2. Exhibits.

Item 2 is hereby amended and restated as follows:

Exhibit Number	Description of Document
3.1	Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K filed with the SEC on September 16, 2014 and incorporated herein by reference).

3.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2011 and incorporated herein by reference).

3.3	Certificate of Elimination.*

4.1	Specimen Common Stock Certificate.*
___________________

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 24, 2015

FARMER BROS. CO.

By:	/s/ Mark J. Nelson
Mark J. Nelson
Treasurer and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Document
3.1	Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K filed with the SEC on September 16, 2014 and incorporated herein by reference).

3.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2011 and incorporated herein by reference).

3.3	Certificate of Elimination.*

4.1	Specimen Common Stock Certificate.*
___________________

*	Filed herewith.